Exhibit 10.26

***Portions omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.***

CenterPoint Energy

Natural Gas Service Agreement

With

Highwater Ethanol, LLC

06/26/08

This Natural Gas Service Agreement (“Agreement”) dated this 26th day of June, 2008, is by and between CenterPoint Energy Resources Corp., d.b.a. CenterPoint Energy Minnesota Gas (“CenterPoint Energy”) 800 LaSalle Plaza, Floor 14, Minneapolis, MN 55459-0038 and Highwater Ethanol, LLC (“Highwater”), 205 Main Street, Box 96, Lamberton, MN 56152.

RECITALS

WHEREAS, Highwater is a large industrial natural gas user who has shown that it can reasonably acquire alternatives to using natural gas from CenterPoint Energy’s distribution system and obtain energy supplies from other suppliers to its facility in Section 21 Lamberton Township, Redwood, County, MN (“Highwater Facility”).

WHEREAS, CenterPoint Energy acknowledges Highwater’s competitive alternatives at the Highwater Facility and agrees to deliver all of the Highwater Facility’s natural gas requirements pursuant to the terms of this Agreement for discounted delivery service under the then applicable Large Volume Dual Fuel Sales Service Tariff, the Large Volume Dual Fuel Transportation Service Tariff, the Market Rate Service Rider Tariff, the Daily Balancing Service Rider Tariff, the Large Commercial/Industrial Credit Policy Rider Tariff, or any applicable superseding Tariff, as filed with the Minnesota Public Utilities Commission, all hereinafter collectively referred to as (“Tariff(s)” or “Applicable Tariff(s)”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

1.     Pipeline Construction and Service Capabilities

1.1.      Subject to the provisions of this Agreement, CenterPoint Energy will construct an approximately [*] mile, steel Pipeline (“Pipeline”) from the Northern Natural Gas Company (“Northern”) Town Border Station for Highwater (“Highwater TBS” or “TBS”) located on the Northern interstate pipeline where it intersects with County Highway 6, in the northwest

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

corner of Section 23, Lamberton Township, MN, to the Highwater Facility, terminating at Highwater’s selected location up to two thousand (2,000) feet (based on pipe installed) south and west of the intersection of Highwater Ethanol’s eastern property border and Highway 14 (“Delivery Point”), including , telemetry, odorization and pressure regulation.  Construction will be completed by the later of April 1, 2009 or within 15 days of Northern’s completion of the Highwater TBS.  Highwater will be responsible for owning and operating any natural gas service piping from the Delivery Point to the Highwater Facility.  The Pipeline will deliver its full capabilities to Highwater, and is expected to be capable of delivering at least [*] of natural gas at [*] pounds per square inch gauge (“psig”) regulated delivery pressure (the “Service Capabilities”), provided Northern supplies [*] and [*] psig delivery pressure or greater to the TBS.  The initial service capability will be limited to [*] delivered at [*] psig at the Delivery Point because the initial capability of the Highwater TBS, will be [*] delivered at [*] psig and as further defined in Section 3.1 below.

1.2.      CenterPoint Energy is under no obligation to deliver natural gas volumes or pressures exceeding the Service Capabilities defined in Section 1.1.  Any request in excess of these Service Capabilities will be subject to future negotiations.

2.     Purchase of Delivery Service

2.1.      Effective upon signing, Highwater agrees that all of its natural gas requirements at the Highwater Facility, up to the Service Capabilities limits of Section 1, will be delivered through CenterPoint Energy’s Pipeline. Such gas will be supplied by Highwater at the TBS for delivery by CenterPoint Energy under applicable Transportation Service Tariffs, or purchased from CenterPoint Energy under applicable Sales Service Tariffs.  During the term of this Agreement, Highwater shall pay to CenterPoint Energy natural gas delivery charges, as defined by the Applicable Tariffs, (“Delivery Charges”) at the following rates:

2.1.1.              For all natural gas volumes delivered on the Pipeline to the Delivery Point, Highwater agrees to pay Delivery Charges per DekaTherm (“DT”) according to Table 1 below plus Trackers, as defined in Section 2.1.3 below (which are currently approximately $.045/DT).  CenterPoint Energy shall not be responsible for costs of

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

gas, interstate pipeline transmission costs, taxes, franchise fees or other charges that may be imposed by others.  Highwater shall also pay the monthly basic charge as set forth in the then Applicable Tariff(s).

[*]

2.1.2.              If necessary, Delivery Charges shall be adjusted in the future so that they are not less than the Minimum rate, nor greater than the Maximum rate, in CenterPoint Energy’s Market Rate Service Rider Tariff (“Market Rate Tariff”), or its superseding Tariff.  The current Minimum rate is $.05/DT and the current Maximum rate is $.8040/DT.

2.1.3.              The Minnesota Public Utilities Commission (“MPUC”), under MPUC Order, allows specific cost recovery mechanisms in order to better match expenses and rate recovery.  Under these mechanisms (“Trackers”), the MPUC allows specific actual costs for utilities (e.g., Conservation Improvement Program expenses) to be deferred and sets an annual value for those costs to be recovered in rates.  The actual costs and the value recovered in rates are matched (“Tracked”) in specific balance sheet accounts.  Any mismatch of actual costs and rate recovery is trued-up at a later date and the Trackers recovery rate can change from time-to-time.

2.2.        Beginning upon Pipeline completion and through [*] (“First Year”), Highwater agrees to purchase delivery of a minimum volume of [*] under Applicable Tariffs.  If by [*], Highwater has not purchased delivery of the First Year minimum volume from CenterPoint Energy, Highwater shall pay to CenterPoint Energy the difference between its actual delivery volume for this period and the First Year minimum volume multiplied by the applicable rate, less Trackers, as outlined in Section 2.1 of the Agreement.  Such payment shall not be used as a credit for gas delivered in subsequent years.

Beginning [*] and through [*] of each subsequent year (“Contract Year”), Highwater agrees to purchase delivery of annual minimum volumes (“Minimum Volumes”) of [*] under Applicable Tariffs during each Contract Year through the term of this Agreement.  If by October 31 of each Contract Year, Highwater has not purchased delivery of the Minimum Volumes from CenterPoint Energy, Highwater shall pay to CenterPoint Energy the difference

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

between its actual delivery volume for the Contract Year and the Minimum Volumes multiplied by the applicable rate, less Trackers, as outlined in Section 2.1 of the Agreement.  Such payment shall not be used as a credit for gas delivered in subsequent years.

3.     Firm Capacity

3.1.        Following Highwater’s having satisfied its obligations under Section 5.2, CenterPoint Energy will execute a binding Precedent Agreement with Northern and participate in Northern’s forthcoming binding open season (“Open Season”) for firm pipeline capacity for the purpose of executing with Northern, and subsequently releasing to Highwater, a TFX Throughput Service Agreement and associated Amendment (“Capacity Agreement”) with Northern for the purchase of [*] DekaTherm/Day (DT/Day) of Northern TFX transportation capacity (“Capacity”), with a receipt point of Welcome (Northern POI #1665), delivered to the Highwater TBS at an hourly flow of up to [*] DT/hour, for each month of a [*] year term beginning [*].  A copy of the draft Precedent Agreement is attached for purposes of illustrating other terms and conditions which may be included in the Capacity Agreement.  Highwater is responsible for securing all pipeline capacity requirements upstream of Welcome for delivery under the Capacity Agreement.  The pricing components of the Capacity Agreement will be as follows:  1) [*]  2)  In addition to the reservation rates above, all of Northern’s other Tariffed charges shall apply including, but not limited to the maximum commodity rate, all surcharges, Fuel use and unaccounted for, and the Electric Compression Commodity Rate.

Following execution of the Precedent Agreement, which will include an escape clause in the event Northern’s Daily Rate would be greater than [*]/DT based on its estimated construction costs, Northern will conduct a binding open season (“Open Season”) for capacity.  Upon conclusion of Northern’s Open Season, Northern will provide to CenterPoint Energy a final estimate of the Daily Rate based on its construction costs allocated to serving the Highwater TBS.  CenterPoint Energy shall provide written notice to Highwater of such reservation rate and, in the event that Northern’s estimated daily reservation rate exceeds [*]/DT, Highwater shall have the right to provide CenterPoint Energy with written notice, within 2 business days of CenterPoint Energy’s notice of the estimated rate, directing CenterPoint Energy to escape

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

from the Precedent Agreement with Northern.  If Highwater directs CenterPoint Energy to escape from the Precedent Agreement, then Highwater gives up its rights and obligations to accept the release of this Capacity and either party may cancel this Agreement within 30 days by providing written notice to the other party.  The final Daily Rate shall be based upon Northern’s actual construction costs allocated to serving the Highwater TBS regardless of its previous Daily Rate estimate and shall be paid by Highwater to Northern pursuant to the permanent release of the Capacity Agreement set forth in Section 5.1.

3.2.        The Capacity Agreement between CenterPoint Energy and Northern will obligate Northern to construct the Highwater TBS and modify its upstream pipeline system such that a maximum of [*] DT/day or [*] DT/hour can be delivered at [*] PSIG on a firm basis beginning [*] and the purchase of TFX capacity by CenterPoint Energy will compensate Northern for construction of the Highwater TBS and related up-stream pipeline modifications.  No additional contribution will be required from CenterPoint Energy or Highwater to pay for the Highwater TBS or upstream modifications.  The Capacity Agreement will obligate Northern to construct the Highwater TBS by [*], or as soon thereafter as is negotiable and practicable, and the Highwater TBS will serve Highwater on an interruptible basis through [*].  [*]  If CenterPoint Energy is unable to execute the Capacity Agreement with Northern for this capacity within 30 days of Highwater’s having satisfied its obligations under Section 5.2, either party may cancel this Agreement by providing 30 days written notice to the other party.

3.2.1.              The initial term of the Capacity Agreement will be [*] through [*]. [*]

4.     Term of the Agreement

4.1.        The initial term of this Agreement is effective upon signing and will continue in effect until October 21, 2019.  Thereafter, Highwater may extend the term of the Agreement for an additional five (5) years period, providing twelve (12) months prior written notice to CenterPoint Energy.  Thereafter, this agreement shall automatically renew and continue in force for consecutive terms of one (1) year each, upon the same terms and conditions, until terminated by either party by providing written notice to the other party not less than one (1) year prior to the beginning of any Contract Year.

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.2.    [*]

5.     Responsibilities of Highwater

5.1.   Highwater agrees to obtain credit approval from Northern by [*] to be able to accept, and further agrees to accept, the permanent release of the Capacity Agreement, at the rates and terms negotiated between CenterPoint Energy and Northern pursuant to Section 3, within 7 days of CenterPoint Energy’s notice and no sooner than [*].  Northern’s credit approval will require a cash deposit (or other form of security acceptable to Northern) of [*].  The deposit will be payable in installments determined solely by Northern and preceding Northern’s construction costs.  [*]

5.2.   [*]

5.3.   At least 30 days prior to Highwater’s taking service under the Large Volume Dual Fuel Sales Service Tariff (“Sales Service”), Highwater agrees to provide current financial information to CenterPoint Energy.  [*]  Furthermore, Highwater agrees to provide financial information to CenterPoint Energy upon request, and CenterPoint Energy may use the financial information for the purpose of securing Highwater’s obligations under this Agreement.

5.4.   In the event that Highwater desires to acquire any additional natural gas delivery capacity during the term of the Agreement, Highwater agrees to take deliveries through CenterPoint Energy’s Pipeline (to the extent that it is capable) under this Agreement.

5.5.   In the event that Highwater desires to acquire any additional natural gas delivery capacity beyond the initial capability of the Northern TBS, described in Section 1.1, during the term of the Agreement, Highwater agrees to acquire all additional natural gas capacity exclusively from Northern through CenterPoint Energy and take deliveries through CenterPoint Energy’s Pipeline under this Agreement.

5.6.   Highwater agrees to provide an analog telephone line installed at the Highwater TBS for the purposes of CenterPoint Energy’s meter reading for the duration of this Agreement.

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

6.     Responsibilities of CenterPoint Energy

6.1.   CenterPoint Energy shall at its expense, construct and install the Pipeline in accordance with the specifications set forth in this Agreement.

6.2.   CenterPoint Energy shall own, operate, control, use and maintain the Pipeline in accordance with the terms of this Agreement and all requirements of applicable federal, state and local laws and ordinances, rules and regulations, and all duly promulgated orders and other duly authorized actions of any governmental authority having jurisdiction over the Pipeline or the activities of CenterPoint Energy associated therewith.

6.3.   CenterPoint Energy shall provide natural gas services, in accordance with the terms of this Agreement and under its Applicable Tariffs to Highwater, for the term of this Agreement.

6.4.   Upon Highwater’s request, CenterPoint Energy shall participate in the execution of an End-User Allocation agreement between CenterPoint Energy, Highwater and Northern.

7.     Applicable Law and Regulation

7.1.     This Agreement will be construed in accordance with the laws of the State of Minnesota.  However, notwithstanding any of the terms or conditions of the Agreement, the applicable Tariff(s) shall govern.  Further, any portion of this Agreement shall not continue in effect if such continuance would violate any applicable statute, regulation or other jurisdictional authority; the remainder of this Agreement shall continue in effect unchanged.  In addition, CenterPoint Energy may, at its discretion, terminate this Agreement by providing six (6) month written notice to Highwater under any of the following conditions:  1) If current regulatory treatment is modified to limit recovery of revenue deficiencies attributable to flexible tariffs; or 2) If subsequent regulatory action requires CenterPoint Energy to collect, or imputes for ratemaking purposes, a rate higher than provided under this Agreement.  Further, Highwater may, at its discretion, terminate this Agreement by providing six (6) month written notice to CenterPoint Energy if subsequent regulatory action requires CenterPoint Energy to collect a rate higher than provided under this Agreement.  The terms and conditions of this Agreement will remain in effect during the six (6) month notice period.

8.     Pipeline Purchase Rights of Highwater

8.1.          In the event that the Agreement is terminated under Section 4.2, Highwater may purchase the Pipeline.  The Pipeline purchase price shall be CenterPoint Energy’s [*] and is payable in cash.  Minnesota Regulatory Authorities set CenterPoint Energy’s depreciation rate, which is [*].  Highwater and CenterPoint Energy agree to negotiate in good faith a mutually agreeable Purchase Agreement for the purchase of the Pipeline at the price set forth in this Section.  CenterPoint Energy’s sale of the Pipeline is subject to any applicable regulatory approvals.

8.2.          Once purchased by Highwater, the Pipeline may be used only for Highwater’s natural gas consumption, and may not be used to provide natural gas delivery service to any other entity which is legally distinct from Highwater.

8.3.          If, following the acquisition of the Pipeline by Highwater under this Section, Highwater receives a bona fide offer (the “Offer”) from a third party to purchase the Pipeline and Highwater desires to sell the Pipeline to such third party, Highwater shall provide written notice (the “Notice”) of the terms of the Offer to CenterPoint Energy.  CenterPoint Energy shall have the right, exercisable by providing written notice to Highwater within 15 days following delivery by Highwater of the Notice, to acquire the Pipeline on the same terms as set forth in the Offer.   If CenterPoint Energy elects not to exercise its right to acquire the Pipeline, or does not deliver to Highwater written notice of its intent to acquire the Pipeline within the period specified in this Section, Highwater may complete the sale of the Pipeline to a third party according to terms substantially similar to those set forth in the Offer.

9.     Events of Default by Highwater

9.1.      The occurrence of any of the following shall constitute an “Event of Default” by Highwater:

9.1.1.              Any representation or warranty furnished by Highwater in this Agreement is false or misleading in any material respect when made; or

9.1.2.              Any payment required is not paid when due;

9.1.3.              Highwater fails to perform any of its required duties or obligations contemplated by this Agreement and no specific remedy is articulated; or

*Portion omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

9.1.4.              An order for relief shall be entered in any Federal bankruptcy proceeding in which Highwater is the debtor; bankruptcy, receivership, insolvency, reorganization, relief, dissolution, liquidation or similar proceedings shall be instituted by or against Highwater or all or any part of its property under the Federal Bankruptcy Code or any other law of the United States or any state of competent jurisdiction, or Highwater makes an assignment for the benefit of creditors.

10.  Events of Default by CenterPoint Energy

10.1.    The following events or conditions shall constitute an “Event of Default” by CenterPoint Energy:

10.1.1.            Any representation or warranty furnished by CenterPoint Energy in this Agreement is false or misleading in any material respect when made; or

10.1.2.            CenterPoint Energy fails to perform any of its required duties or obligations contemplated by this Agreement and no specific remedy is articulated; or

10.1.3.            An order for relief shall be entered in any Federal bankruptcy proceeding in which CenterPoint Energy is the debtor; bankruptcy, receivership, insolvency, reorganization, relief, dissolution, liquidation or similar proceedings shall be instituted by or against CenterPoint Energy or all or any part of its property under the Federal Bankruptcy Code or any other law of the United States or any state of competent jurisdiction, or CenterPoint Energy makes an assignment for the benefit of creditors.

11.  Remedies of CenterPoint Energy

11.1.    In case of an Event of Default by Highwater not cured after 30 days’ prior written notice, CenterPoint Energy shall have the right to:

11.1.1.            Suspend operation until Highwater shall cure such default;

11.1.2.            Exercise all remedies available at law or at equity or other appropriate proceedings including bringing an action or actions from time to time for recovery of amounts due and unpaid by Highwater, and/or for damages which shall include all costs and expenses reasonably incurred in the exercise of any remedy (including reasonable attorneys’ fees), and/or specific performance; and

11.1.3.            Terminate this Agreement by delivering to Highwater a written notice of termination.  No waiver of any default shall be construed as a waiver of any subsequent default and the failure to exercise any right or remedy hereunder shall not waive the right to exercise such right or remedy thereafter.

12.  Remedies of Highwater

12.1.   In case of an Event of Default by CenterPoint Energy, which has not been cured after 30 days written notice, Highwater shall have the right to:

12.1.1.            Terminate this Agreement by delivering to CenterPoint Energy a written notice of termination.  No waiver of any default shall be construed as a waiver of any subsequent default and the failure to exercise any right or remedy hereunder shall not waive the right to exercise such right or remedy thereafter.

12.1.2.            Exercise all remedies available at law or at equity or other appropriate proceedings including bringing an action or actions from time to time for recovery of amounts due and unpaid by CenterPoint Energy, and/or for damages which shall include all costs and expenses reasonably incurred in the exercise of any remedy (including reasonable attorneys’ fees), and/or specific performance.

13.  Force Majeure

13.1.    If either party shall be unable to carry out any of its obligations under this Agreement due to circumstances beyond its reasonable control, including acts of God, governmental or judicial authority, inability to acquire private third party easements, insurrections, riots, labor disputes, labor or material shortages, fires, explosions, floods, third party negligence, or other events beyond its reasonable control, this Agreement shall remain in effect but the affected party’s obligations shall be suspended until the uncontrollable event terminates.

14.  Waiver of Liability

14.1.   Highwater will indemnify, defend and hold CenterPoint Energy harmless from all claims for damages, including any special, incidental, or consequential damages, resulting from Highwater’ use of natural gas service or any interruption of natural gas service, except as provided in Section 4.2.

15.  Notices

15.1.   Except as otherwise specifically provided for in this Agreement, all notices or other communications required or permitted hereunder will be in writing:

If to CenterPoint Energy:	If to Highwater:

Director, Marketing & Sales	General Manager
CenterPoint Energy	205 Main Street
P.O. Box 59038	Box 96
Minneapolis, MN 55459 – 0038	Lamberton, MN 56152

16.  Assignment and Succession

16.1.   Either party may transfer or assign any part of its rights and obligations herein to any party, provided that prior written approval of the other party (which shall not be unreasonably withheld) is obtained and that any assignee or transferee agrees to honor the terms of this Agreement.  CenterPoint Energy may also assign or pledge the accounts receivable from Highwater under this Agreement to its lender(s) and such lender(s) shall not become obligated hereunder as a result of such assignment or pledge.  The parties agree that this contract will bind the successor of either party.

17.  Representations and Warranties

17.1.    Each party warrants and represents to the other that:

17.1.1.            It has all requisite power and authority to execute and deliver this Agreement and perform its obligations hereunder;

17.1.2.            Its execution, delivery, and performance of this Agreement have been duly authorized by, or are in accordance with, its organizational instruments; this Agreement has been duly executed and delivered for the respective party by the signatories so authorized; and this Agreement constitutes its legal, valid and binding obligation;

17.1.3.            Its execution, delivery, and performance of this Agreement will not result in a breach or violation of, or constitute a default under, any agreement, lease or instrument to which it is a party or by which it or its properties may be bound or affected; and

17.1.4.            It has not received any notice, nor to the best of its knowledge is there pending or threatened notice, of any violation of any applicable laws, ordinances, regulations, rules, decrees, awards, permits or orders which may have a material effect on its ability to perform hereunder.

18.  Confidentiality

18.1.   Except as required to secure Highwater’s obligations under this Agreement, or required by law or regulatory requirement, Highwater, its agents or assigns, and CenterPoint Energy shall keep the terms of this Agreement confidential and shall not disclose them to anyone, including other affiliated companies or entities, without the written consent of the other party.  To the extent disclosure is required to secure Highwater’s obligations under this Agreement, or required by law or regulatory requirement, Highwater and CenterPoint Energy agree to limit disclosure to the extent permissible and to attempt to maintain the confidentiality of the Agreement as to other parties.

19.  Entire Agreement

19.1.   This Agreement, including the Applicable Tariffs shall constitute the entire Agreement between the parties and no amendment shall be effective except by a writing signed by both parties.  Copies of the currently Applicable Tariffs are attached hereto.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 26th day of June 2008.

CenterPoint Energy Resources Corp., d.b.a.

Highwater Ethanol, LLC

CenterPoint Energy Minnesota Gas

/s/ David Baker	/s/ Brian Kletscher
David Baker	Brian Kletscher
Regional Vice President	President
Gas Operations, Minnesota